--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        REYNOLDS AND REYNOLDS COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    [LOGO]

                       THE REYNOLDS AND REYNOLDS COMPANY
                   115 SOUTH LUDLOW STREET, DAYTON, OHIO 45402

      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 15, 1996


To the Shareholders of
THE REYNOLDS AND REYNOLDS COMPANY

         The Annual Meeting of the Shareholders ("Meeting") of The Reynolds and Reynolds Company, an Ohio corporation, will be held in the Frederick C. Smith Auditorium located in the David H. Ponitz Sinclair Center, Building 12, on the Sinclair Community College campus, 444 West Third Street, Dayton, Ohio 45402, on Thursday, February 15, 1996, at 11:00 a.m., Eastern Standard Time.

         The items of business are:

         1.       A proposal to elect five (5) Directors;

         2. A proposal to approve material terms of a performance-based incentive plan to secure deductibility of CEO compensation exceeding one million dollars;

         3. A proposal to appoint Deloitte & Touche LLP as independent auditors for the Company; and

         such other matters as may properly be brought before the Meeting or any adjournment(s) thereof.

         Shareholders of record at the close of business on December 20, 1995, are entitled to vote at the Meeting or any adjournment(s) thereof.

         Your attention is called to the accompanying Proxy Card and Proxy Statement.

         A copy of the Company's Annual Report for its fiscal year ended September 30, 1995, is enclosed. It is not deemed to be part of the official Proxy soliciting material. If any Shareholder fails to receive a copy of the Annual Report, one may be obtained by writing to the Secretary of the Company.


                                             BY ORDER OF THE BOARD OF DIRECTORS
                                             Adam M. Lutynski, Secretary

Dayton, Ohio
January 4, 1996

===============================================================================
         ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.
===============================================================================

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                        THE REYNOLDS AND REYNOLDS COMPANY
                   115 South Ludlow Street, Dayton, Ohio 45402

                          TO BE HELD FEBRUARY 15, 1996


THIS PROXY STATEMENT IS ARRANGED IN THE FOLLOWING ORDER:

                                                                                                                   Page
                                                                                                                   ----
GENERAL INFORMATION ...............................................................................                  3
DESCRIPTION OF CAPITAL STOCK ......................................................................                  3
VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......................................                  4
ELECTION OF DIRECTORS .............................................................................(PROPOSAL I)      5
         Board Committees, Meetings, Compensation and Indemnification of Directors ................                  7
EXECUTIVE COMPENSATION.............................................................................                  9
         Summary Compensation Table................................................................                  9
         Option/SAR Grants in Last Fiscal Year ....................................................                 10
         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value .........                 11
         Long-Term Incentive Plan -- Awards in Last Fiscal Year ...................................                 11
         Pension Plan Table .......................................................................                 12
         Employment Agreements ....................................................................                 12
         Performance Graph ........................................................................                 15
         Report of the Compensation Committee of the Board of Directors on Executive Compensation .                 16
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ....................................................                 19
APPROVAL OF MATERIAL TERMS OF A PERFORMANCE-BASED
     INCENTIVE PLAN   .............................................................................(PROPOSAL II)    20
APPOINTMENT OF INDEPENDENT AUDITORS ...............................................................(PROPOSAL III)   22
SHAREHOLDER PROPOSALS .............................................................................                 22
OTHER MATTERS .....................................................................................                 22

                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by The Reynolds and Reynolds Company ("Company") for its Annual Meeting of Shareholders ("Meeting"), February 15, 1996. This solicitation is being made by mail. The Company may use its officers and other employees to solicit proxies from Shareholders, personally or by telephone, facsimile or letter. The costs of this solicitation will be borne by the Company. If the Company requests nominees and brokers to solicit their principals and customers for their proxies, the Company will reimburse such nominees and brokers for their reasonable out-of-pocket expenses.

         All shares represented by valid proxies received from this solicitation, and not revoked, will be voted at the Meeting. If Shareholder directions appear on the Proxy Card, such shares will be voted according to those directions. Unless contrary directions are given, all shares will be voted in favor of the proposals and for the nominees for Director described in the accompanying Notice of Meeting and this Proxy Statement and, in the discretion of the Appointed Proxies, upon such other matters as may properly come before the Meeting. Any proxy may be revoked by the Shareholder at any time before the vote, by giving written notice to the Company at its address provided on page 1 of this Proxy Statement or at the Meeting before any vote is taken.

         Under Section 1701.55 of the Ohio Revised Code, a Shareholder may exercise cumulative voting rights in the election of Directors by giving written notice of that desire to the President, a Vice President or the Secretary of the Company not fewer than 48 hours before the scheduled start of the Meeting. If an announcement of the giving of such notice is made at the start of the Meeting by the Chairman or Secretary, or by or on behalf of the Shareholder giving such notice, each Shareholder shall have the right to cumulate his or her votes in voting for Directors. In voting cumulatively, a Shareholder may give one candidate that number of votes determined by multiplying the number of his or her shares by the number of Directors to be elected or may distribute that number of votes among two or more candidates as he or she sees fit. If cumulative voting is elected and no further instructions are given, the Appointed Proxies shall, at their discretion, distribute the votes they cast among the nominees.

         The Board of Directors has fixed the close of business on December 20, 1995, as the Record Date for the determination of the Shareholders entitled to receive notice of, and to vote at, the Meeting or at any adjournment(s) thereof despite any subsequent transfers of shares. The stock transfer books of the Company will not be closed.

                          DESCRIPTION OF CAPITAL STOCK

         The Company has two classes of authorized capital shares outstanding:
Class A Common Shares with a par value of $.625 ("Class A Shares") and Class B Common Shares with a par value of $.03125 ("Class B Shares"). There are 120,000,000 Class A Shares authorized, of which 41,028,604 were issued and outstanding on December 1, 1995, and 30,000,000 Class B Shares authorized, of which 10,000,000 were issued and outstanding on that date. In addition, the Company has authorized 60,000,000 Preferred Shares ("Preferred Shares") with no par value. As of December 1, 1995, no Preferred Shares were issued and outstanding.

         Each holder of Class A Shares and Class B Shares is entitled to one vote per share held of record. All shares vote as a single class except that, as required by Ohio law, Shareholders vote separately by classes in the case of certain proposed amendments to the Amended Articles of Incorporation (the "Articles") and certain other specified transactions.

         All properly cast votes, in person or by proxy, by Shareholders of record at the close of business on December 20, 1995, will be counted for purposes of the proposals to be voted on at the Meeting.

         Abstentions and broker non-votes will not be counted, and therefore will have no impact in the context of the plurality vote for Directors, the vote for the proposed incentive plan or the vote for auditors.

         No dividend may be declared or paid on either class unless a dividend shall be simultaneously declared and paid on both classes. Any dividend declared and paid on Class A Shares shall be in a per share amount of 20 times the dividend simultaneously declared and paid on the Class B Shares. In the event of the liquidation of the Company, any distribution made with respect to the Class A Shares shall be in a per share amount of 20 times the distribution made with respect to each Class B Share. Neither class of shares has any preemptive rights.

         Each Class B Share may at any time, at the option of the holder thereof, be converted into 1/20th of a Class A Share. Class B Shares surrendered for conversion are canceled and may not be reissued. All outstanding Class B Shares are subject to an agreement under which they may not, unless previously converted into Class A Shares, be transferred to anyone except the wife, children and grandchildren (including any trust of which they are the beneficiaries) of Richard H. Grant, Jr., Chairman of the Company's Steering Committee.

                          VOTING SECURITIES OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


===================================================================================================================
                                        Class A                   Class B                 Total Voting
                                        Shares           %         Shares       %            Shares            %
-------------------------------------------------------------------------------------------------------------------
Number of shares outstanding on
December 1, 1995, except as noted   41,028,604(1)      100.0     10,000,000    100.0      51,028,604(1)       100.0
below were:

The following are the only
persons known by the Company to
own beneficially more than 5% of
either class of voting security
on December 1, 1995:

Richard H. Grant, III                   64,834(2)        0.2     10,000,000    100.0      10,064,834(2)        19.8
Director and Private Investor
800 Germantown Street
Dayton, Ohio  45407

American Express Financial
Advisors                             3,059,200(3)        7.5                               3,059,200(3)         6.0
IDS Tower 10
Minneapolis, Minnesota  55440

On December 1, 1995, the shares
beneficially owned by all
executive officers and Directors
as a group (13 persons) were:        1,512,003(4)        3.7     10,000,000    100.0      11,512,003(4)        22.5

===================================================================================================================

(1)      Does not include 5,169,958 Class A Shares held in treasury.
                                         (Footnotes continued on following page)

(2) Richard H. Grant, III has sole voting and sole investment power with regard to 38,174 Class A Shares held in his own name. The total includes 26,660 Class A Shares as to which Mr. Grant holds options exercisable within 60 days. The amount excludes 6,138 Class A Shares held by Mrs. Grant as to which Mr. Grant disclaims beneficial ownership. This amount does not include 500,000 Class A Shares into which his 10,000,000 Class B Shares are convertible at a 20-to-1 ratio.

(3) As of December 1, 1995, American Express Financial Advisors and its affiliates share dispositive power, and American Express Financial Advisors and an affiliate share voting power, for the 3,059,200 shares.

(4) Includes 123,415 Class A Shares as to which such persons may exercise options within the next 60 days.

                                   PROPOSAL I
                              ELECTION OF DIRECTORS

         The Board of Directors of the Company has fixed the number of Directors to constitute the full Board at eleven and proposes that four Directors be elected for a three-year term expiring in 1999 and one Director be elected for a two-year term expiring in 1998.

         There are currently ten Directors; four whose terms expire in 1996, four whose terms expire in 1997, and two whose terms expire in 1998. The Board has recommended and nominated DR. DAVID E. FRY, RICHARD H. GRANT, III, DAVID R. HOLMES AND MARTIN D. WALKER each for a three-year term and ALLAN Z. LOREN for a two-year term.

         WILLIAM H. SEALL, whose term would have expired in 1998, resigned from the Board on July 19, 1995, for personal reasons.

         The enclosed Proxy will be voted FOR electing the five nominees unless a specification is made to withhold such vote. Since the number of Directors has been fixed at eleven, the election of five Directors for new terms shall, in accordance with the Company's Consolidated Code of Regulations, be decided by plurality vote.

         If any nominee shall cease to be a candidate for election for any reason, the Proxy will be voted for a substitute nominee designated by the Board of Directors and for the other nominees. The Board of Directors currently has no reason to believe that any nominee will not remain a candidate for election as a Director or will be unwilling to serve as a Director if elected.

         Following is certain information about each nominee, nominee-incumbent and those Directors whose terms of office will continue after the Meeting.

                      NOMINEES FOR TERMS EXPIRING IN 1999

                          PRINCIPAL OCCUPATION AND FIVE YEAR           DIRECTOR
NAME                 AGE  EMPLOYMENT HISTORY                            SINCE      CLASS A(1)    CLASS B(1)
-----------------------------------------------------------------------------------------------------------
Dr. David E. Fry     52   President and Chief Executive Officer,        1987           400
                          Northwood University.

Richard H. Grant,    56   Private Investor since October 1994;          1960        64,834(2)    10,000,000
III                       prior thereto, Senior Vice President,
                          International, Computer Systems Division.

David R. Holmes      55   Chairman of the Board, President and Chief    1987       267,086(4)
                          Executive Officer.(3)

Martin D. Walker     63   Chairman and Chief Executive Officer of M.    1991         4,000
                          A. Hanna Company, an international
                          specialty chemicals company.(5)


                        NOMINEE FOR TERM EXPIRING IN 1998

                          PRINCIPAL OCCUPATION AND FIVE YEAR           DIRECTOR
NAME                 AGE  EMPLOYMENT HISTORY                            SINCE      CLASS A(1)    CLASS B(1)
-----------------------------------------------------------------------------------------------------------
Allan  Z. Loren      57   Executive Vice President and Chief            ----       ----
                          Information Officer of American Express
                          Company since May 1994; President and CEO
                          of Galileo International (a global
                          computer reservation system company owned
                          by 11 airlines) from January 1993 to May
                          1994; President and CEO of Covia
                          Partnership (computer reservation system
                          company) from January 1991 to January 1993
                          at which time Covia and Galileo merged;
                          prior thereto since 1987 served in two
                          senior executive capacities at Apple
                          Computer, Inc., most recently as President
                          of Apple USA.(6)

                      DIRECTORS WHOSE TERMS EXPIRE IN 1998

                            PRINCIPAL OCCUPATION AND FIVE YEAR           DIRECTOR
NAME                   AGE  EMPLOYMENT HISTORY                            SINCE      CLASS A(1)    CLASS B(1)
-------------------------------------------------------------------------------------------------------------
Joseph N. Bausman      52   President, Automotive Systems Division        1989       63,308(7)
                            since February 1995; prior thereto
                            President, Computer Systems Division.

Richard H. Grant, Jr.  82   Chairman of the Steering Committee.           1939       809,369(8)

                      DIRECTORS WHOSE TERMS EXPIRE IN 1997

                          PRINCIPAL OCCUPATION AND FIVE YEAR           DIRECTOR
NAME                 AGE  EMPLOYMENT HISTORY                            SINCE      CLASS A(1)    CLASS B(1)
-----------------------------------------------------------------------------------------------------------
Dale L. Medford      45   Vice President, Corporate Finance and         1991       77,019(9)
                          Chief Financial Officer.

Robert C. Nevin      55   President, Business Forms Division.           1985       91,018(10)

Gayle B. Price, Jr.  65   Chairman and Chief Executive Officer,         1976        4,800
                          Price Brothers Company, manufacturer of
                          concrete construction materials.

Kenneth W. Thiele    79   Private Investor.                             1975        4,000

                                                   (Footnotes on following page)

(1)      Shares owned beneficially on December 1, 1995.

         All shares are held with sole voting and sole investment power unless otherwise indicated. The individual holdings of each Director equal less than 1% of the issued and outstanding Class A or Class B Shares, except for Richard H. Grant, Jr. and Richard H. Grant, III whose holdings are specifically described in Footnotes 2 and 8 below and, in the case of Richard H. Grant, III, the table under VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT on page 4.

         Richard H. Grant, III is the son of Richard H. Grant, Jr., and they may be deemed to be "control persons" with respect to the Company; however, each disclaims any beneficial ownership of the Class A Shares or Class B Shares held by the other.

(2) See Note 2 to the table under VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT on page 4.

(3)      Mr. Holmes also serves as a director of The Dayton Power & Light
         Company.

(4) Mr. Holmes has sole voting and sole investment power with regard to 252,832 Class A Shares. The total includes 5,596 Class A Shares, 4,329 Class A Shares and 4,329 Class A Shares held in the names of his three sons. This amount excludes 5,049 Class A Shares held by Mrs. Holmes as to which Mr. Holmes disclaims beneficial ownership.

(5) Mr. Walker also serves as a director of Textron, Inc., Comerica Inc. and The Timken Company.

(6)      Mr. Loren also serves as a director of U.S. Cellular Corporation.

(7) Mr. Bausman has sole voting and sole investment power with regard to 56,498 Class A Shares held in his own name. The total includes 6,810 Class A Shares as to which Mr. Bausman holds options exercisable within 60 days.

(8) Richard H. Grant, Jr. has sole voting and sole investment power with regard to 2,243 Class A Shares held in his own name. He also has sole voting and sole investment power with regard to 807,126 Class A Shares held in a trust for his benefit. This amount excludes 24,016 Class A Shares held by Mrs. Grant as to which Mr. Grant disclaims beneficial ownership.

(9) Mr. Medford has sole voting and sole investment power with regard to 42,238 shares held in his own name, and shared voting and shared investment power with regard to 13,000 shares held jointly with his spouse. The total includes 21,781 Class A Shares as to which Mr. Medford holds options exercisable within 60 days.

(10) Mr. Nevin has sole voting and sole investment power with regard to 54,464 Class A Shares held in his own name, 2,400 Class A Shares in the name of his daughter, and 2,400 Class A Shares held in the name of his son. The total includes 31,754 Class A Shares as to which Mr. Nevin holds options exercisable within 60 days.

                    BOARD COMMITTEES, MEETINGS, COMPENSATION
                        AND INDEMNIFICATION OF DIRECTORS

         The Board of Directors has established an Audit Committee, a Compensation Committee, an Investment Committee and a Finance Committee.

         The Audit Committee (Messrs. Fry (Chairman), Price and Walker) meets with the Company's independent public accountants, internal auditors, Chief Executive Officer and financial management executives. This Committee also reviews the scope and results of audits, as well as recommendations made by the Company's independent accountants, auditors and executives with respect to internal and external accounting controls and specific accounting and financial reporting issues. During the last fiscal year, this Committee met four times.

         The Compensation Committee (Messrs. Walker (Chairman), Fry and Price) formulates and oversees the Company's various upper management incentive compensation programs, reviews for budget purposes specific recommendations on general compensation levels for upper management, establishes compensation for key executive officers and supervises the Company's stock option plans. During the last fiscal year, this Committee met four times.

         The Investment Committee (Messrs. Grant, Jr. (Chairman), Holmes, Medford and Thiele) makes investment decisions for the Company's retirement plans trust fund. During the last fiscal year, this Committee met eight times.

         The Finance Committee (Messrs. Grant, Jr. (Chairman), Holmes and Medford) oversees contributions to the Company's retirement plans trust fund, reviews Company debt limits and cash position and recommends stock repurchases and public stock offerings. During the last fiscal year, this Committee met four times.

         The Company does not have a standing nominating committee or other similar committee.

         During the fiscal year ended September 30, 1995, the Board of Directors met five times. During the fiscal year, all Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and meetings of committees of which they were members.

         Non-employee Directors receive an annual fee of $22,500 plus $1,000 for each Board of Directors Meeting attended. In addition, on October 1 of each year non-employee Directors receive options to purchase that number of Class A Shares which represent a fair market value of $40,000. Non-employee Directors who serve on a committee receive an additional $500 for each committee meeting attended. Committee Chairmen receive an additional $1,500 per year. No Director who is an employee of the Company receives any compensation for services as a Director or committee member.

         The Company has entered into agreements (the "Indemnification Agreements") with each Director of the Company providing for contractual protection of certain rights of indemnification from the Company.

         The Indemnification Agreements provide for indemnification of Directors to the fullest extent permitted by law. They cover any and all fees, expenses, judgments, fines, penalties and amounts paid in settlement incurred in connection with the fact that such Director is or was a Director, officer, employee, agent or fiduciary of the Company or is or was serving at the request of the Company as the Company's representative with respect to another entity. Indemnification would not be available, however, if it is determined that such indemnification is not permitted under applicable law and such determination is not successfully challenged before a court. A Director would also not be entitled to indemnification in connection with a proceeding initiated by such Director prior to a Change in Control (as defined in the Indemnification Agreements) unless such proceeding was authorized or consented to by the Company's Board of Directors.

         The Indemnification Agreements provide for the prompt advancement of all expenses incurred in connection with any proceeding and obligate the Director to reimburse the Company for all amounts so advanced if it is subsequently determined, as provided in the Indemnification Agreements, that the Director is not entitled to indemnification.

         If it is determined that the Director would not be permitted to be indemnified under applicable law (and, therefore, is not entitled to indemnification under the Indemnification Agreements), the Indemnification Agreements provide that the Director may disagree with such determination and seek a judicial resolution of that right to indemnification. The Indemnification Agreements provide that, subject to applicable law, the Director challenging such determination is entitled to indemnification for, and advancement of, all fees and expenses incurred in any proceeding seeking a determination of eligibility for indemnification under the Indemnification Agreements, the Company's Amended Articles of Incorporation, the Company's Consolidated Code of Regulations or any Director's liability insurance policy.

================================================================================
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING DR. DAVID E. FRY, RICHARD H. GRANT, III, DAVID R. HOLMES AND MARTIN D. WALKER EACH FOR A TERM OF THREE (3) YEARS, AND ALLAN Z. LOREN FOR A TERM OF TWO (2) YEARS.
================================================================================

                             EXECUTIVE COMPENSATION

         The following tables and narrative text discuss the compensation paid to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during the fiscal year ended September 30, 1995, and the two prior fiscal years.

SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                               ANNUAL COMPENSATION           COMPENSATION
                                              ---------------------      ---------------------
                                                                         OPTION         LTIP         ALL OTHER
NAME AND                                      SALARY         BONUS       AWARDS        PAYOUTS      COMPENSATION
PRINCIPAL POSITION                YEAR          ($)           ($)          (#)           ($)           ($)(1)
------------------------          ----        -------       -------      -------       -------      ------------
David R. Holmes
Chairman of the Board,            1995        452,975       362,380       26,640       452,975          34,460
President and Chief               1994        439,250       351,400      312,160       409,229          24,394
Executive Officer                 1993        423,375       329,428       60,000       276,588          22,393

Joseph N. Bausman                 1995        278,120       214,152       12,360       222,496          23,080
President, Automotive             1994        269,750       215,800      172,520       201,050          16,914
Systems Division                  1993        260,250       205,350       20,000       136,015          15,102

Robert C. Nevin                   1995        278,120       221,757       12,360       222,496          32,950
President, Business               1994        269,750       194,980      172,520       201,050          28,401
Forms Division                    1993        260,250       179,396       20,000       136,015          22,699

Dale L. Medford
Vice President                    1995        211,657       158,744        7,680       148,161          12,820
Corporate Finance and             1994        205,250       153,938      114,120       133,856          11,915
Chief Financial Officer           1993        198,000       144,164       12,400        90,547           9,580

H. John Proud                     1995        194,815       146,113        5,520       141,908          10,508
President, Healthcare
Systems Division

                                                   (Footnotes on following page)

(1)      The 1995 amounts disclosed in this column include:


                                                                  ABOVE MARKET
                            DEFINED       IMPUTED INTEREST        INTEREST ON            TOTAL
                          CONTRIBUTION     ON SPLIT DOLLAR          DEFERRED             OTHER
NAME                         PLANS       LIFE INSURANCE (1)     COMPENSATION (2)      COMPENSATION
--------------------------------------------------------------------------------------------------
David R. Holmes              2,648             22,116                 9,696              34,460
Joseph N. Bausman            2,647             14,531                 5,902              23,080
Robert C. Nevin              2,647             18,455                11,848              32,950
Dale L. Medford              2,647              7,488                 2,685              12,820
H. John Proud                2,911              7,597                  --                10,508

         (1) The life insurance component is provided on a split dollar basis with each participant paying the term equivalent premium and the Company paying the remainder of the premium. At termination of the policy, all premium payments made by the Company are reimbursed. Interest was imputed on the amount receivable from the participant at the Company's short-term investment rate.

         (2) The named executives (except Mr. Proud) entered into Deferred Compensation Agreements with the Company whereby income was deferred for four years in order to provide individual retirement benefits at age 65 of up to $100,000 per year for a fixed term of 15 years. The deferrals were completed as of September 30, 1989. Benefits payable are reduced for early retirement and lump sum distributions are available at the participant's discretion. The amounts presented represent the above market interest earned on the funds deferred and were calculated assuming a 15 year payment stream at age 65.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS(1)
                    ------------------------------------------------------------
                                                                                    POTENTIAL REALIZABLE
                                    % OF TOTAL                                     VALUE AT ASSUMED ANNUAL
                                      OPTIONS                                        RATES OF STOCK PRICE
                                    GRANTED TO                                        APPRECIATION FOR
                     NUMBER OF     EMPLOYEES IN       EXERCISE OR                       OPTION TERM
                      OPTIONS      FISCAL YEAR         BASE PRICE     EXPIRATION   -----------------------
NAME                 GRANTED(2)        (%)             ($/SHARE)        DATE         5%($)       10%($)
----                -----------  ---------------      -----------     ----------    -------    ---------
David R. Holmes       26,640          7.2383               25         10/03/04      418,844    1,061,432
Joseph N. Bausman     12,360          3.3583               25         10/03/04      194,328      492,466
Robert C. Nevin       12,360          3.3583               25         10/03/04      194,328      492,466
Dale L. Medford        7,680          2.0867               25         10/03/04      120,748      305,999
H. John Proud          5,520          1.4998               25         10/03/04       86,787      219,936

(1) No Stock Appreciation Rights (SARs) were awarded in the 1995 fiscal year.

(2) Grants were made on October 3, 1994, with the exercise price equal to the fair market value ($25.00) on that date. Options vest 25% annually beginning October 3, 1995.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                                 VALUE OF
                                                                     NUMBER OF                 UNEXERCISED
                                                                    UNEXERCISED                IN-THE-MONEY
                             SHARES                                  OPTIONS AT                 OPTIONS AT
                            ACQUIRED                                   FY-END                     FY-END
                               ON              REALIZED             EXERCISABLE/               EXERCISABLE/
                            EXERCISE             VALUE              UNEXERCISABLE              UNEXERCISABLE
NAME                           (#)                ($)                    (#)                       ($)
----                        --------           --------             --------------             -------------
David R. Holmes               9,656             85,908              5,000 / 330,760          71,250 / 2,998,130
Joseph N. Bausman            31,656            694,644                  0 / 181,160               0 / 1,629,064
Robert C. Nevin              33,300            660,344             24,944 / 181,160         553,398 / 1,629,064
Dale L. Medford              22,397            442,980             17,581 / 119,520         402,476 / 1,071,510
H. John Proud                 9,140            110,251             1,740  /  80,560          25,339 /   724,880

                       LONG-TERM INCENTIVE PLAN -- AWARDS
                               IN LAST FISCAL YEAR

                                                                        ESTIMATED FUTURE PAYOUTS UNDER
                                                                          NON-STOCK PRICE-BASED PLANS
                                                                   ---------------------------------------
                                                PERFORMANCE OR
                                OTHER            OTHER PERIOD      THRESHOLD      TARGET          MAXIMUM
NAME                            RIGHTS           UNTIL PAYOUT         ($)          ($)              ($)
----                            ------          --------------     ---------      ------          -------
David R. Holmes                   (1)                (1)               0         226,488          452,975
Joseph N. Bausman                 (1)                (1)               0         111,248          222,496
Robert C. Nevin                   (1)                (1)               0         111,248          222,496
Dale L. Medford                   (1)                (1)               0          74,080          148,161
H. John Proud                     (1)                (1)               0          70,954          141,908


(1) Participants in the Intermediate Plan, which is considered a long-term incentive plan, are determined strictly by grade level within the Company. No formal awards are made and there are no vested rights. Annual amounts are paid to participants with the amount of the award dependent upon the Company's three year average return on equity. The periods considered in the calculation are the most recent fiscal year and the preceding two years. The Threshold and Maximum measurements are the same as those used to determine annual bonuses. The potential annual payout amounts reported here were calculated using fiscal year 1995 salaries. The payout for fiscal year 1995 is included in the LTIP Payout column of the Summary Compensation Table.

                             PENSION PLAN TABLE (1)

                                                       YEARS OF SERVICE (2)
                            ------------------------------------------------------------------------------

  REMUNERATION                 10               15                20                25               30
------------------          --------         --------          --------          --------         --------
     $  300,000             $ 45,000         $ 67,500          $ 90,000          $112,500         $135,000
        400,000               60,000           90,000           120,000           150,000          180,000
        500,000               75,000          112,500           150,000           187,500          225,000
        600,000               90,000          135,000           180,000           225,000          270,000
        700,000              105,000          157,500           210,000           262,500          315,000
        800,000              120,000          180,000           240,000           300,000          360,000
        900,000              135,000          202,500           270,000           337,500          405,000
      1,000,000              150,000          225,000           300,000           375,000          450,000
      1,100,000              165,000          247,500           330,000           412,500          495,000
      1,200,000              180,000          270,000           360,000           450,000          540,000
      1,300,000              195,000          292,500           390,000           487,500          585,000
      1,400,000              210,000          315,000           420,000           525,000          630,000
      1,500,000              225,000          337,500           450,000           562,500          675,000
      1,600,000              240,000          360,000           480,000           600,000          720,000

(1) This table sets forth the annual retirement benefits payable under the Company's qualified pension plan and the Supplemental Retirement Plan (non-qualified) upon retirement at age 65 based on an employee's final average annual compensation. Compensation as defined in the Plans includes Salary, Bonus and Long-Term Incentive Plan payments. The qualified pension benefits are reduced by 1.67% of monthly primary Social Security benefits multiplied by years of credited service up to a maximum of 30 years. The Supplemental Plan provides benefits to participants who would lose benefits because of legislative limits imposed on qualified plans or because of their participation in the Company's Non-Qualified Deferred Compensation Plan. Additional benefits provided under the Supplemental Plan for participants with employment contracts are not included in the table but are discussed below with employment contracts. Participation in the Supplemental Plan requires approval by the Board. Optional payment forms of actuarial equivalence are also available.

(2) Respective years of service as of September 30, 1995, for the persons named in the Summary Compensation Table are: Mr. Holmes, 10; Mr. Bausman, 30; Mr. Nevin, 9; Mr. Medford, 21; and Mr. Proud, 24.

         In addition to the plans discussed above, the Company also provides compensation or death benefits generally payable over 10 years, beginning at the earlier of retirement or death of the employee. The compensation benefit is equal to either 100%, 150% or 200% of the current year's total cash compensation depending upon the respective officer's grade level. The Company generally insures against its obligations through the purchase of life insurance policies on the lives of such officers.

                              EMPLOYMENT AGREEMENTS

         Effective October 1, 1995, Mr. Holmes entered into an amended and restated agreement by which he agrees to remain employed by the Company as its President and Chief Executive Officer until October 3, 2000, at an annual base salary of $436,300 which may not be reduced without his consent or resolution by arbitration. This base salary may be increased from time to time consistent with the recommendations of the Compensation Committee and as approved by the Board of Directors. The retirement benefit at age 59 is 65% of final average annual compensation. The age 55 early retirement benefit is 61% of final average annual compensation which thereafter increases by an additional 1% of final average annual compensation for each additional twelve month period of employment, including retirement after age 59.

         Mr. Holmes' agreement also provides for special grants of non-qualified stock options on October 1, 1995 and October 1, 1996, of 200,000 shares and 100,000 shares, respectively. Both grants are at fair market value on the date of the grant. These grants are in addition to the customary annual awards made under the Company's stock option plan in which Mr. Holmes is a participant.

         Messrs. Bausman, Nevin and Proud have Employment Agreements by which they each agree to remain employed by the Company until, respectively, May 31, 2000, September 30, 1997, and September 1, 1999, at respective annual base salaries of $280,160, $252,000 and $210,000 which may not be reduced without the individual's consent or resolution by arbitration. These base salaries may be increased from time to time consistent with the recommendations of the Compensation Committee and as approved by the Board of Directors.

         Age 65 retirement benefits for Messrs. Bausman and Nevin are 65% of final average annual compensation. Early retirement benefits for them are 55% of final average annual compensation (reduced by 1/15 for each year of service, as defined in the Company's pension plan, less than 15) if they retire after reaching age 55 and before reaching age 58. If they elect early retirement after reaching age 58, their respective annual retirement benefits shall be 55% of final average annual compensation plus 1% for each additional twelve-month period of service after age 58, but before reaching age 65, with no reduction if their respective years of service are fewer than 15. Mr. Proud's retirement benefits are those provided under the Company-sponsored qualified and non-qualified programs in which he participates.

         The Employment Agreements of Messrs. Holmes, Nevin and Bausman also provide for certain disability and death benefits, including retirement benefits as described above in case of permanent disability. The Agreements also provide for continued medical coverage of the surviving spouses for a period which ends at the earlier of the spouse's death or 42 months after the employee's death. During the terms of the Agreements and for two years after the respective terminations of them, or the cessation of payments made under them (whichever is later), each employee shall not compete directly or indirectly with the Company. Mr. Proud's coverage in the case of death or disability is that provided under the Company-sponsored programs in which he participates. However, if Mr. Proud's Agreement is not renewed, his non-competition restriction shall continue for only one year.

         All four Agreements generally provide that if the employee is discharged by the Company before the expiration date other than for cause (as defined in the Agreements), or if the Company fails to renew the Agreements other than for cause, the employee shall be entitled to receive (i) payments equal to the employee's Annual Compensation Value (as defined in the Agreements), reduced by 70% of compensation from subsequent employment (reduction does not apply to Mr. Proud) (a) for two years from the date of termination of employment with respect to discharge before the expiration of the Agreements, or (b) for one year from the expiration of the Agreements in the case of non-renewal; (ii) credit for certain amounts of additional service under the Supplemental Plan (iii) continuing coverage under Company-sponsored medical benefits programs ending at the earlier of employee's securing other employment or two years from termination; (iv) reimbursement of up to $20,000 in out-placement fees; and (v) required payments under the employee's (except for Mr. Proud) Deferred Compensation Agreement.

         These Employment Agreements also contain provisions which may require the Company to fund an escrow immediately in the event of a "change in control" (as defined in such Agreements) of the Company. Funding is required upon the occurrence of any "escrow funding event," as defined in such Agreements. The Company estimates that if Messrs. Holmes, Bausman, Nevin and Proud had been terminated on January 1, 1996, following a change in control of the Company, the total severance payments by the Company to the officers under their Agreements would have been $9,041,158. If such termination were to occur, the non-competition restrictions in the respective Employment Agreements are void and non-binding.

         These Employment Agreements also provide that: (i) the employee will be entitled to receive the escrowed amount upon a Change in Control Termination that occurs within 24 months of a change in control; (ii) the employee will receive an additional 24 months of service credit under the Supplemental Plan following a Change in Control Termination; (iii) the payments to be made upon a Change in Control Termination include a payment equal to three times the employee's annual salary in effect at the date of termination or immediately prior to the change in control (whichever is higher) and his average bonus with respect to the three calendar years preceding the year in which his termination of employment occurs; (iv) if the total amount of any payments payable to the employee upon the termination of the employee's employment or upon a change in control (whether or not pursuant to the severance provisions) would be subject to an excise tax as "parachute payments" pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, the amount of the severance payments under the severance provisions will be reduced to avoid such excise tax, but only if the net effect of such reduction is to increase the net after tax income to the executive; and (v) the amount paid into escrow shall be the amount described in clause (iii) as may be limited pursuant to clause (iv) and for periodic adjustment of such amount. The Employment Agreements of Messrs. Holmes and Nevin further provide that (i) if the employee voluntarily terminates employment or is discharged by the Company other than for "cause" (as defined therein) prior to attainment of age 55, he will be entitled to receive, commencing at age 55, a portion of his annual retirement benefits prorated to reflect his service with the Company; and (ii) upon a Change in Control Termination prior to the date he attains age 55, the employee will be entitled to receive, commencing at age 55, retirement benefits equal to 61% and 55% of his final average compensation, respectively. Mr. Bausman's Employment Agreement further provides that (i) if he voluntarily terminates his employment or is discharged by the Company prior to his attainment of age 55, he will be entitled to receive under the Supplemental Plan a portion of his age 55 benefit prorated to reflect his service with the Company after November 9, 1987, in excess of his vested Pension Plan benefit and the Officer's Life Insurance and Compensation Program benefits; and (ii) upon a Change in Control Termination prior to the date he attains age 55, he will be entitled to receive, commencing at age 55, retirement benefits equal to 55% of his Final Average Compensation.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                PERFORMANCE GRAPH
                         FISCAL YEARS 1991 THROUGH 1995


 Comparison of Five Year Cumulative Total Return Among The Reynolds and Reynolds
              Company, S&P 500 Index and a Composite of Two Indices


===============================================================================

      Measurement Period                                           Composite
    (Fiscal Year Covered)          Reynolds         S&P 500          Index
9/90                                       100             100             100
9/91                                       207             131             134
9/92                                       363             146             140
9/93                                       659             165             174
9/94                                       854             171             207
9/95                                      1185             221             297

===============================================================================


         The graph compares the cumulative total shareholder return on a $100 investment in the Company's Class A Shares for the last five fiscal years with the cumulative total return on $100 invested in each of (i) the S&P 500 Index and (ii) a composite of two indices. The composite index is comprised of the S&P Computer Software and Services Index and a self-constructed business forms index and is adjusted each year to reflect the percent of the Company's business segments' revenues represented by each index. The Company selected the following business forms companies for its self-constructed index: American Business Products, Inc., Duplex Products, Inc., Ennis Business Forms, Inc., Moore, Ltd., New England Business Services, Inc., Standard Register Company and Wallace Computer Services, Inc. The graph assumes all investments were made at market value on September 30, 1990, and the reinvestment of all dividends.

                      REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

                                    Committee

         The Compensation Committee of the Board of Directors consists entirely of nonemployee, independent Directors. The Committee reviews, recommends and approves changes to the Company's compensation policies and programs applicable to the Company's officers and senior personnel.

                     Deductibility of Executive Compensation

         As the Committee reported last year, it had been advised that Internal Revenue Code Section 162(m) ("New Tax Law") and related transitional rules concerning the non-deductibility of annual executive compensation in excess of $1 million did not apply to the Company until fiscal year 1995 which began October 1, 1994. In fiscal 1995, the Company's deduction for the compensation paid was not limited under the New Tax Law. In last year's report, the Committee explained that its intention was to study the Company's executive compensation arrangements.

         The result of that study is PROPOSAL II in this proxy statement. This proposal solicits shareholder approval of the material terms of a performance-based incentive plan (the "Plan") whose only participant is the Company's Chief Executive Officer ("CEO"), currently Mr. Holmes. The terms of this Plan are substantially similar to the annual and intermediate compensation plans for other executives mentioned herein except that for the CEO the annual plan also includes a measure for corporate growth in sales and operating income independent of corporate return on equity, and the thresholds have been increased as follows: return on equity from 8% to 10%; maximum payout requires a 28% return on equity rather than 20%; and the annual bonus can now equal up to 90% of annual salary if maximum targets are reached. The Committee retains discretion to amend the thresholds and maximums at the beginning of each fiscal year. These changes will also apply to the other executives mentioned herein for the fiscal year beginning October 1, 1995. Although a single-participant plan is somewhat unusual, the Company's compensation program is sufficiently modest that under its terms no other named executive officer has the potential to earn more than $1 million in annual compensation during the next several years even if the Company achieved the highest level performance. As a result, a single participant plan is appropriate. If during the coming years other named executives approach or exceed the Section 162(m) limit, the Committee intends to revisit the issue. Assuming shareholder approval of PROPOSAL II, Mr. Holmes will participate in the Plan beginning with fiscal year 1996, which began October 1, 1995. Mr. Holmes will not participate in the comparable plans described below.

         The Committee is advised that following shareholder approval of the material terms, compensation paid pursuant to the Plan would qualify as deductible compensation even if the amount of the compensation exceeds $1 million.

         The Committee urges shareholders to approve the Plan to enable the Company to continue to reward its CEO with a level of compensation which both reflects the above-average returns to the Company's shareholders which his leadership has provided and qualifies for the tax deduction.

                       Compensation Policy and Objectives

         Our primary goal as members of the Compensation Committee is unchanged from last year: to assure that the compensation provided to executives is linked to the Company's business strategies and objectives, thereby aligning the financial interests of senior management with those of the shareholders. Beyond that, our priorities are to assure that the executive compensation programs enable the Company to attract, retain and motivate the high caliber executives required for the success of the business. These objectives are achieved through a variety of compensation programs, summarized below, which support both the current and long-term performance of the business.

Base Salary

         Base salaries for executive officers are determined by evaluating the responsibilities of the position and comparing it with other executive positions in the marketplace. From time to time the Company's compensation consultant surveys senior executive salaries from a representative sampling (approximately
20) of companies in the computer services and business forms industries. The Company's pay grade levels are then set at approximately the competitive mid-range. Each of the executive officers is assigned a pay grade based on that competitive marketplace data. Individual salaries may then vary somewhat below or above the mid-range, based upon the individual's performance and contribution to Company success, tenure on the job and internal equity. Annual salary adjustments are determined by individual performance within an officer salary increase budget approved by the Committee. Base salary levels for executive officers increased an average of 3% effective January 1, 1995. The provisions of this paragraph apply to all executives except those whose employment agreements may contain terms which vary from these provisions. See pages 12-14 of this proxy statement.

Annual Incentives

         Officers have an opportunity to earn annual bonuses ("Annual Plan") based on performance against financial targets established by the Committee. Since 1987, the Company has used corporate return on equity as its primary measure of corporate performance. At the divisional level, other measures of performance for the annual bonus include sales, operating income and return on net assets. In addition, the Committee approves adjustments to the bonus formula as may be necessary from time to time to insure against unmerited windfalls or penalties due to accounting changes or other non-operating factors. Over time, the Company has found that linking executive pay principally to corporate return on equity directly ties the executive's interests and rewards to those of the shareholder. Under the structure of the Annual Plan in effect for fiscal 1995, no bonus is paid until a threshold corporate return on equity of 8% is achieved; maximum payout requires a 20% return on equity. The annual bonus payout can range between 0% of annual salary to 60% of annual salary. For fiscal 1995, because the Company achieved a return on equity of 25.1%, the annual bonus payout for the executive officers was 60% of annual salary.

         Another annual incentive plan is the Personal Performance Bonus. This plan is designed to reward all officers for the achievement of financial and non-financial goals which are agreed upon by the officer and the officer's superior. In the case of Mr. Holmes, his annual goals are agreed upon by this Committee in consultation with Mr. Holmes. Examples of financial goals have been return on equity, sales, return on net assets and operating income. Examples of non-financial goals have been market share growth, total quality measures, customer satisfaction and the strengthening of a key organizational process. With the exception of Mr. Holmes whose personal performance bonus is determined by the Compensation Committee during its year-end review, all other executive officers have their personal performance bonus determined by the respective individual to whom they report during individual year-end evaluations. Depending on an individual's performance against goals, this bonus can range between 0% to 20% of annual salary. For fiscal 1995 this personal performance bonus for the named executive officers ranged from 15% to 20% of annual salary.


Long-Term Incentives

         Stock Options

         To further align the interests of shareholders and management, the Company grants incentive stock options annually to approximately 290 employees. The number of shares awarded is driven by a pay grade level formula which is established and reviewed from time to time by the Compensation Committee. The Committee assigns a percentage to each pay grade level. That percentage is multiplied by the salary mid-point for that grade level and the result is divided by the fair market value of the Company's stock on October 1. For all officers during fiscal year 1995, the percentage of annual salary used in determining stock option grants ranged from 40% to 125%. The exercise price is the fair market value of the stock on the date of the grant. The options, which have a ten year life, are not exercisable during the first year after the grant. Thereafter, on each of the first four anniversaries of the grant, twenty-five percent of the options become exercisable.

         Such stock options provide incentive for the creation of shareholder value, since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's common shares occurs over a specified number of years.

         Stock Ownership Guidelines

         During fiscal year 1994, the Compensation Committee established suggested stock ownership guidelines for all officers of the Company. These guidelines specify an appropriate level of ownership of Company stock as a multiple of the officer's annual base salary. These multiples range from a high of 4.25 times annual salary (in the case of Mr. Holmes) to a low of 1.5 times annual salary. The Committee thought it appropriate to permit the officers to achieve these ownership guidelines over a ten year period in increments of 10% per year. To encourage the officers to make steady progress toward meeting the guidelines, the Committee determined that if an officer owns a quantity of shares sufficient to meet the ownership guidelines for that year the officer would be granted options on 20% more shares in addition to the officer's standard stock option grant for that year. If, for example, the standard stock option grant for that year were one hundred shares, the officer would receive options on twenty additional shares of stock for having met the guidelines for that year. As of September 1, 1995, stock ownership among the forty-eight officers stood at approximately 790,000 shares representing a market value of approximately $25 million. The Committee believes that these guidelines will have the positive effect of further aligning the interests of the officer group with those of all shareholders.

         Intermediate Incentive Compensation

         Certain senior officers, including the five named executive officers, also participate in an Intermediate Incentive Compensation Plan. This plan, which is paid annually, is based on a three-year average return on equity, and is designed to focus and reward senior management on producing consistent longer-term financial results. For fiscal 1995 the payout from this plan for the named executive officers ranged from 70% to 100% of annual salary.

CEO Compensation

         Mr. Holmes has served as Chairman, President and Chief Executive Officer since August 1990, and President and Chief Executive Officer since January 1989. The Performance Graph on page 15 illustrates the Company's accomplishments during this period. In fiscal 1995 the Company achieved record revenues and earnings and achieved a 25.1% return on equity. Shareholders realized a 37% increase in share value during the year. Mr. Holmes' 1995 compensation of $1,302,790 (as shown in the Summary Compensation Table on page
9) included a market-priced base salary of $452,975. He also participates in the Annual, Intermediate and Personal Performance Bonus programs described above and is subject to their standards, formulas and evaluation procedures. The Committee awarded a personal performance bonus of $90,595 to Mr. Holmes following its year-end evaluation. On October 3, 1994, the Committee awarded Mr. Holmes an annual stock option grant for 26,640 Class A Shares which was based on the formula (explained above) applicable to his position.

Summary

         The Committee believes that a high caliber, motivated management team is critical to sustained business success.

         As in prior years, in 1995 a significant portion (approximately 62%) of the total compensation potential for the named executive officers was "at risk" and payable based on individual and corporate performance-based variables that will motivate and focus management on those issues that drive the success of the Company. The Committee intends to continue its performance-based pay policy which links executive rewards to shareholder returns.

THE COMPENSATION COMMITTEE

Dr. David E. Fry
Gayle B. Price, Jr.
Martin D. Walker, Chairman


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         No Executive Officer or Director is or has been indebted to the Company during the last fiscal year in excess of $60,000.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   PROPOSAL II
                     PROPOSAL TO APPROVE MATERIAL TERMS OF A
         PERFORMANCE-BASED INCENTIVE PLAN TO SECURE DEDUCTIBILITY OF CEO
                   COMPENSATION EXCEEDING ONE MILLION DOLLARS

         Internal Revenue Code Section 162(m) ("New Tax Law") prevents public companies from deducting for tax purposes amounts of annual compensation above $1 million if that compensation is paid to any of its officers whose compensation is reported in the proxy statement. Compensation, including stock options, which is paid pursuant to the terms of a plan or structure which meets the requirements of the New Tax Law is not subject to the $1 million limitation.

         The Company seeks shareholder approval of the material terms of the performance-based incentives plan (the "Plan") created for its CEO in order to make payments under the Plan. This Plan is substantially similar to the annual and intermediate incentive compensation plans currently in place for the Company's executive officers and described on pages 17 and 18 of this proxy statement except that for the CEO the annual plan also includes a measure for corporate growth in sales and operating income independent of corporate return on equity, and the thresholds have been increased as follows: return on equity from 8% to 10%; maximum payout requires a 28% return on equity rather than 20%; and the annual bonus can now equal up to 90% of annual salary if maximum targets are reached. These thresholds and maximums can be amended at the beginning of each fiscal year by the Compensation Committee. These changes will also apply to the other executives referred to herein for the fiscal year beginning October 1, 1995. The CEO will not participate in the annual and intermediate incentive compensation plans in place for the other executives. The CEO will receive other compensation outside of the Plan as determined by the Compensation Committee, including stock options. Approval by the shareholders will allow payments to be made pursuant to the Plan and the payments will be deductible.

         The material terms are: a) the individual eligible to receive compensation (limited to the Company's CEO); b) the business criteria on which the performance incentives are based as described below; and c) the maximum amounts of compensation payable if the highest performance is achieved.

Eligible Officer

         For the reasons stated in the Deductibility of Executive Compensation section of the Report of the Compensation Committee (page16) the only individual particpiating in the Plan is the Company's CEO.

Business Criteria

         The Compensation Committee of the Board of Directors establishes the annual and intermediate incentives based on certain business criteria. For the annual portion of the Plan, the measurement is based on corporate return on equity, growth of sales and growth of operating income. For the intermediate portion of the Plan, the measurement is based on a rolling three-year average corporate return on equity.

         The financial measurements used in performance goals shall exclude the effects of changes in accounting standards and non-recurring unusual events, specified by the Committee, such as write-offs, capital gains and losses and acquisitions and dispositions of businesses. However, the Compensation Committee retains the discretion to reduce performance-based incentive awards as a result of such events, and to interpret the Plan or any award in accordance with its terms.

Maximums

         The annual performance-based award and intermediate performance-based award payable in any year to the CEO will be a maximum of 90% of base salary and 100% of base salary respectively. Awards paid will be based on a percentage of the CEO's base salary at the end of the performance period. That base salary will change from time to time. However, the annual incentive payouts will not exceed $745,000 or the intermediate incentive payout exceed $825,000 in any year.

         The table shows the range of annual and intermediate performance-based compensation the CEO could earn for the periods shown if the target and maximum levels of performance for the business criteria are satisfied. For any incentive payments to be made, the Company must achieve certain threshold levels of performance.

                                NEW PLAN BENEFITS
                Fiscal 1996 Performance-Based CEO Incentive Plan

-------------------------------------------------------------------------------------------------------------------------
                                 1996 Annual Incentive(1)                      1996 Intermediate Incentive(1)
                      ---------------------------------------------------------------------------------------------------
                       Threshold        Target           Maximum         Threshold          Target          Maximum
                      ---------------------------------------------------------------------------------------------------
                      % of            % of             % of             % of              % of             % of
Name, Position        Salary    $    Salary     $     Salary     $     Salary      $     Salary     $     Salary     $
-------------------------------------------------------------------------------------------------------------------------
David R. Holmes,        0%      0      30%   139,950    90%   419,850     0%       0       50%   233,250   100%   466,500
   Chairman of the
   Board, President
   and Chief
   Executive Officer

-------------------------------------------------------------------------------------------------------------------------

(1)Based on FY '96 base salary.


         Approval of these material terms requires the affirmative vote of a majority of the shares present, or represented and entitled to vote at the Meeting.

================================================================================

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE MATERIAL TERMS OF A PERFORMANCE-BASED INCENTIVE PLAN TO
         ASSURE DEDUCTIBILITY OF CEO COMPENSATION EXCEEDING $1 MILLION.

================================================================================

                                  PROPOSAL III
                       APPOINTMENT OF INDEPENDENT AUDITORS

         The Audit Committee of the Board of Directors recommends that Deloitte & Touche LLP be appointed as independent auditors of the Company for one year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they so desire and will be available to respond to appropriate questions.


================================================================================

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPOINTMENT OF DELOITTE &
              TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

================================================================================


                              SHAREHOLDER PROPOSALS

         Proposals of Shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company by September 10, 1996, for inclusion in the Company's Proxy Statement and Proxy relating to the 1997 Annual Meeting of Shareholders.

         Shareholder nominations of persons to be elected to the Board of Directors at the February 13, 1997 Annual Meeting must be delivered to or mailed and received at the principal executive offices of the Company no earlier than November 13, 1996, and no later than December 13, 1996.

                                  OTHER MATTERS

         Management does not intend to present to the Meeting any matters other than those described above. It does not know of anything that will be presented by other parties. However, if any other matters shall properly come before the Meeting, the Appointed Proxies intend to vote on such matters according to their discretion and best judgment.

                                              BY ORDER OF THE BOARD OF DIRECTORS
                                                     ADAM M. LUTYNSKI, SECRETARY

Dayton, Ohio
January 4, 1996

THE REYNOLDS AND REYNOLDS COMPANY
ANNUAL MEETING

Frederick C. Smith Auditorium
Sinclair Center/Building 12
Sinclair Community College Campus
444 West Third Street
Dayton, Ohio  45402

FEBRUARY 15, 1996
11:00 A.M. EASTERN STANDARD TIME




[LOGO]

                        THE REYNOLDS AND REYNOLDS COMPANY
                      PERFORMANCE-BASED CEO INCENTIVE PLAN
               (AS ADOPTED EFFECTIVE OCTOBER 1, 1995, AND APPROVED
                     BY THE SHAREHOLDERS FEBRUARY 15, 1996)

1.       OBJECTIVES

The Reynolds and Reynolds Company Performance-Based CEO Incentive Plan (the "Plan") is designed to retain and reward the Chief Executive Officer of the Company (the "CEO") for making major contributions to the success and profitability of the Company. These objectives are accomplished by making incentive Awards under the Plan and providing the participant with a proprietary interest in the growth and performance of the Company.

2.       DEFINITIONS

         (a) ANNUAL AWARD -- An Award made to the Plan participant pursuant to
         Section 5 of the Plan.

         (b) AWARD -- An Annual Award or an Intermediate Award made to the Plan participant.

         (c) BOARD -- The Board of Directors of The Reynolds and Reynolds
         Company.

         (d) CODE -- The Internal Revenue Code of 1986, as amended from time to time.

         (e) COMMITTEE -- The Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan. The Committee shall be constituted to permit the Plan to comply with the requirements of Section 162(m) of the Code and any regulations issued thereunder and shall initially consist of not less than three members of the Board.

         (f) COMPANY -- The Reynolds and Reynolds Company and any other corporation in which Reynolds controls, directly or indirectly, fifty percent (50%) or more of the combined voting power of all classes of voting securities.

         (g) INTERMEDIATE AWARD -- An Award made to the Plan participant pursuant to Section 6 of the Plan.

3.       ELIGIBILITY

Only the CEO is eligible for participation in the Plan.

4.       ADMINISTRATION

The Plan shall be administered by the Committee which shall have full power and authority to construe, interpret and administer the

Plan. Each decision of the Committee shall be final, conclusive and binding upon all persons.

5.       ANNUAL AWARDS

         (a) The participant shall be eligible for Annual Awards based on performance against financial targets established by the Committee at the beginning of each fiscal year. Performance factors applicable to the participant shall be corporate return on equity and growth of sales and operating income independent of corporate return on equity.

         (b) The participant will earn an Annual Award in an amount equal to a specified (at the beginning of each fiscal year) percentage of the base salary earned by him in the fiscal year in question, depending on the extent of attainment of the performance goals for the applicable performance factors during each fiscal year.

         (c) No Annual Award shall be paid to the participant until a threshold corporate return on equity of 10% is achieved in any given fiscal year. The maximum Annual Award payable will be an amount equal to 90% of the participant's annual base salary. This maximum payment requires the achievement of a 28% corporate return on equity and achievement of the performance goals for growth of sales and operating income. These thresholds and maximums may be amended from time to time by the Committee at the beginning of any fiscal year.

         (d) The Annual Award in any fiscal year shall not exceed $745,000.

6.       INTERMEDIATE AWARDS

         (a) The participant shall be eligible for Intermediate Awards based on performance against a three-year average corporate return on equity. For each fiscal year, the performance goals for corporate return on equity will be those goals selected by the Committee at the beginning of each fiscal year for such year in connection with the Annual Awards. The computation of average corporate return on equity will be based on a rolling three year average, with actual performance for such fiscal year being added to actual performance for the preceding two years, and with the sum so derived then being divided by three. The result of this computation will be compared to the corporate return on equity performance goals for such fiscal year.

         (b) The participant will earn an Intermediate Award in an amount equal to a specified (at the beginning of each fiscal year) percentage (not to exceed 100%) of the base salary earned by him in the fiscal year in question, depending on the extent of attainment of the performance goals during the relevant three year period.

         (c) The Intermediate Award in any fiscal year shall not exceed
         $825,000.

7.       PERFORMANCE GOALS

         (a) The financial measurements used in performance goals shall exclude the effects of changes in accounting standards and non-recurring unusual events specified by the Committee, such as write-offs, capital gains and losses and acquisitions and dispositions of businesses. However, the Committee retains the discretion to reduce Annual and Intermediate Awards as a result of such events.

         (b) The Committee shall make Awards only in the event the Committee certifies in writing prior to payment of the Awards that the performance goals under which the Awards are to be paid have been attained.

8.       PAYMENT OF AWARDS

The participant shall be paid Awards during the first quarter of the fiscal year following the year for which the Awards were made.

9.       TAX WITHHOLDING

The Company shall have the right to deduct applicable taxes from any Award payment.

10.      AMENDMENT, MODIFICATION, SUSPENSION OR DISCONTINUANCE OF THIS PLAN

The Committee may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Committee will seek shareholder approval of an amendment if determined to be required by or advisable under regulations of the Securities and Exchange Commission or the Internal Revenue Service, the rules of any stock exchange on which the Company's stock is listed or other applicable law or regulation. No amendment, suspension, termination or discontinuance may impair the right of the participant or his designated beneficiary to receive any Award accrued prior to the later of the date of adoption or the effective date of such amendment, suspension, termination or discontinuance.

11.      TERMINATION OF EMPLOYMENT

If the employment of the participant terminates, all unpaid Awards shall be cancelled immediately, unless to the extent permitted under regulations issued under Code Section 162(m), the Committee shall decide otherwise or unless required to be paid by law or pursuant to any employment agreement or other contract then in effect between the Company and the participant.

12.      CANCELLATION AND RESCISSION OF AWARDS

The Committee may cancel any unpaid Awards at any time if the participant is not in compliance with all applicable provisions of the Plan or any employment agreement or other contract then in effect between the Company and the participant.

13.      NONASSIGNABILITY

No Award or any other benefit under the Plan shall be assignable or transferable by the participant during the participant's lifetime.

14.      UNFUNDED PLAN

The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to the participant, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, nor shall the Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of any Award under the Plan. Any liability of the Company to the participant with respect to an Award under the Plan shall be based solely upon any contractual obligations that may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

15.      NO RIGHT TO CONTINUED EMPLOYMENT

Nothing in this Plan shall confer upon the participant any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge the participant in accordance with the terms of any employment agreement in effect at the time of such discharge.

16.      EFFECTIVE DATE AND TERM

The Plan shall become effective on October 1, 1995, upon shareholder approval on February 15, 1996 and shall continue until September 30, 2000. The Committee may, however, terminate or suspend the Plan at any time. No awards may be made while the Plan is suspended or after it is terminated.

                        THE REYNOLDS AND REYNOLDS COMPANY
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, FEBRUARY 15, 1996

         The undersigned hereby appoints David R. Holmes and Adam M. Lutynski, or either of them ("Appointed Proxies"), with power of substitution to each, to vote all shares of the undersigned at the Annual Meeting of Shareholders ("Meeting") of The Reynolds and Reynolds Company to be held on Thursday, February 15, 1996 at 11:00 a.m. EST, or at any adjournment(s) thereof, as follows:

 I.     ELECTION OF DIRECTORS

        / /   FOR electing Dr. David E. Fry, Richard H. Grant, III, David R.
        Holmes and Martin D. Walker each for a term of three (3) years and Allan
        Z. Loren for a term of two (2) years (except as marked to the contrary below).

        / /   WITHHOLD AUTHORITY to vote for Dr. David E. Fry, Richard H. Grant,
        III, David R. Holmes, Martin D. Walker and Allan Z. Loren.

        (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

II.     Proposal to approve material terms of a performance-based incentive plan
                    / / FOR          / / AGAINST          / / ABSTAIN

III.    Proposal to appoint Deloitte & Touche LLP as independent auditors
                   / /  FOR          / / AGAINST         / /  ABSTAIN

If any other business is brought before the Meeting or any adjournment(s) thereof, this Proxy will be voted in the discretion of the Appointed Proxies.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING EACH OF THE DIRECTORS
                          AND FOR PROPOSALS II AND III

THIS PROXY, SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS, FOR THE APPROVAL OF THE MATERIAL TERMS OF A PERFORMANCE-BASED INCENTIVE PLAN AND FOR DELOITTE & TOUCHE LLP. IF CUMULATIVE VOTING IS ELECTED AND NO FURTHER INSTRUCTIONS ARE GIVEN, VOTES CAST PURSUANT TO THIS PROXY WILL BE DISTRIBUTED AMONG THE ABOVE NOMINEES AT THE DISCRETION OF THE APPOINTED PROXIES.

        The undersigned ratifies all that the Appointed Proxies, or their substitutes, may lawfully do by virtue hereof, and revokes any proxies previously given to vote at the Meeting or adjournment(s).

                                        Dated:
                                               ---------------------------------

                                         ---------------------------------------
                                                       (Signature)

                                         ---------------------------------------
                                                       (Signature)

                                         Please sign exactly as name(s) appear
                                         to the left. When signing in fiduciary
                                         or representative capacity, please add
                                         your full title. If shares are
                                         registered in more than one name, all
                                         holders must sign. If signature is for
                                         a corporation, the handwritten
                                         signature and title of an authorized
                                         officer are required, together with the
                                         full corporate name.

         PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE